Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc.
Reports Record First Quarter Results

•	Revenues up 8% to Record $532.7 million
•	Net Earnings up 20% to a Record $44.4 million
•	Diluted EPS Increases 22% to $.55
•	Same Store Revenues Increase 6.0%
•	Raises 2011 EPS Guidance

ATLANTA, April 25, 2011 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three months ended March 31, 2011.

For the first quarter of 2011, revenues increased 8% to $532.7 million compared to $495.3 million for the first quarter in 2010.  Net earnings increased 20% to $44.4 million versus $37.0 million last year.  Diluted earnings per share were $.55 compared to $.45 per share a year ago, a 22% increase.

“The numbers speak for themselves and it was an excellent quarter in all aspects of our business,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “We exceeded our expectations for both revenue and earnings growth, and customer traffic remains strong.  Over many years, regardless of the economic conditions, we have delivered excellent results for our shareholders, mainly due to the superior execution of our unique business model.  Our customer base remains large, the demand for the basic household furnishings we offer continues, and we believe the potential for further growth still is excellent.”

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 6.0% during the first quarter of 2011 compared to the first quarter of 2010.  Same store revenues also increased 3.9% for Company-operated stores open for over two years at the end of March 2011.  The Company had 914,000 customers and its franchisees had 499,000 customers at the end of the quarter, a 9% increase in total customers over the number at the end of March 2010 (customers of our franchisees, however, are not customers of Aaron’s, Inc.).  The customer count on a same store basis for Company-operated stores was up 6.3% in the first quarter compared to the same quarter last year.

During the first quarter of this year the Company generated over $140 million of cash flow from operations and had $196 million of cash on hand at the end of March 2011.

The Company reacquired 357,019 shares of Common Stock in the first quarter of 2011 and has the Board of Director’s authorization to purchase an additional 4,044,796 shares.

Division Results

Revenues in the Aaron’s Sales & Lease Ownership division increased in the first quarter to $529.9 million, an 8% increase over the $490.6 million in revenues in the first quarter of 2010.

The revenues of the Aaron’s Office Furniture division, of which there is one remaining store liquidating merchandise, decreased 64% to $1.4 million in the first quarter of 2011 compared to $3.9 million in the first quarter of 2010.  The Aaron’s Office Furniture division recorded pre-tax gains of $295,000 in the first quarter of 2011 and losses of $1.4 million in the first quarter of 2010.

Components of Revenue

Consolidated lease revenues and fees increased 9% for the first quarter compared to the previous year.  In addition, franchise royalties and fees increased 9% in the first quarter compared to the same period last year.  Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 5% for the quarter compared to the first quarter last year. The increases in the Company’s franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company’s franchisees, which collectively had revenues of $241.3 million during the first quarter, a 10% increase over the comparable 2010 period.  Same store revenues and customer counts for franchised stores were up 3.9% and 5.4%, respectively, for the first quarter of 2011 compared to the first quarter of 2010.  Revenues of franchisees, however, are not revenues of Aaron’s, Inc.

The Company’s other revenues in the first quarter of 2011 included $481,000 of gains from the sale of two Company-operated stores.  There were no gains in the first quarter of last year.

Store Count

During the first quarter of 2011 the Aaron’s Sales & Lease Ownership division opened ten new Aaron’s Company-operated stores, nine new Aaron’s franchised stores, one RIMCO store, and two HomeSmart stores.  It also acquired one franchised store and one third party store, and acquired the accounts of two third party stores.  Three Company-operated stores were sold to an Aaron’s franchisee.  Five Company-operated stores and three franchised stores were closed during the quarter.

During the first quarter of 2011, the Company awarded area development agreements to open six additional franchised stores. At the end of March 2011 there were development agreements awarded to open 271 franchised stores that we expect will open over the next several years.

At March 31, 2011, the Aaron’s Sales & Lease Ownership division consisted of 1,140 Company-operated stores, 666 franchised stores, 11 Company-operated RIMCO stores, six franchised RIMCO stores and five HomeSmart stores. The Company also had one Aaron’s Office Furniture store.  The total number of stores open at the end of March 2011 was 1,829.

Second Quarter and Full Year 2011 Outlook

The Company is updating its guidance for 2011 and expects to achieve the following at this time:

-	Second quarter revenues (excluding revenues of franchisees) of approximately $480 million.

-	Second quarter diluted earnings per share in the range of $.38 to $.42 per share, assuming no significant store or asset sales.

-	Fiscal year 2011 revenues (excluding revenues of franchisees) of approximately $2 billion.

-	Fiscal year 2011 diluted earnings per share in the range of $1.69 to $1.81, an increase over the previous guidance of $1.61 to $1.77.

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New store growth of approximately 5% to 9% over the store base at the end of 2010, for the most part an equal mix between Company-operated and franchised stores.  We expect that this will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.

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The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on Monday, April 25, 2011, at 5:00 pm Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,829 Company-operated and franchised stores in 48 states and Canada.  The Company’s Woodhaven Furniture Industries division manufactured approximately $79 million, at cost, of furniture and bedding at 12 facilities in seven states in 2010.  The entire production of Woodhaven is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2011	2010
Revenues:
Lease Revenues and Fees	$398,224	$366,697
Retail Sales	14,006	15,086
Non-Retail Sales	100,447	96,076
Franchise Royalties and Fees	16,343	14,927
Other	3,645	2,483
Total	532,665	495,269

Costs and Expenses:
Retail Cost of Sales	8,480	8,962
Non-Retail Cost of Sales	91,089	87,363
Operating Expenses	216,410	206,459
Depreciation of Lease Merchandise	144,093	132,080
Interest	674	843
Total	460,746	435,707

Earnings Before Income Taxes	71,919	59,562

Income Taxes	27,530	22,587

Net Earnings	$44,389	$36,975

Earnings Per Share	$.55	$.45

Earnings Per Share Assuming Dilution	$.55	$.45

Weighted Average Shares Outstanding	80,089	81,399

Weighted Average Shares Outstanding Assuming Dilution	81,096	82,148

Selected Balance Sheet Data
(In thousands)

	(Unaudited) March 31, 2011	December 31, 2010
Cash and Cash Equivalents	$196,217	$72,022
Accounts Receivable, Net	65,615	69,662
Lease Merchandise, Net	822,248	814,484
Property, Plant and Equipment, Net	207,174	204,912
Other Assets, Net	257,504	340,992

Total Assets	1,548,758	1,502,072

Senior Notes	24,000	24,000
Total Liabilities	531,265	522,655
Shareholders’ Equity	$1,017,493	$979,417